Exhibit 99.1

Teleflex ®	NEWS
155 South Limerick Road, Limerick, PA 19468 USA — Phone: 610-948-5100 — Fax: 610-948-5101

Contact:	Jake Elguicze Senior Director, Investor Relations 610-948-2836

FOR IMMEDIATE RELEASE	March 2, 2009

Teleflex Agrees to Sell Airfoil Technologies International Singapore Pte. Ltd. to General
Electric Company

Limerick, PA – Teleflex Incorporated (“Teleflex” or the “Company”) announced today that it has signed a definitive agreement to sell to General Electric Company (“GE”) its 51 percent share of Airfoil Technologies International — Singapore Pte. Ltd. (ATI-Singapore), a joint venture between GE and Teleflex. Teleflex will receive $300 million for the sale of its joint venture interest and plans to use the net proceeds primarily to pay down debt. The transaction is subject to receipt of various regulatory approvals and customary closing conditions and is expected to close by the end of the first quarter.

As a result of this agreement, ATI will be reflected in the Company’s future consolidated financial statements as a discontinued operation. ATI revenues of approximately $250 million are comprised of both repair and replacement component revenues. The business generates free cash flow to Teleflex of approximately $30 million, and has a tax rate of approximately 6%. The transaction is expected to result in a pre-tax gain on sale of over $250 million. The Company expects a debt-to-total capital ratio below 50% after the application of net proceeds to debt repayment. Teleflex will provide pro-forma disclosures post-closing of the transaction in accordance with required guidelines and intends to update its annual guidance at that time.

“We have enjoyed our long-term partnership with GE in this venture and are pleased to have structured a transaction that allows us to further reduce our outstanding debt and focus on our important growth objectives,” stated Jeffrey P. Black, chairman and chief executive officer. “We are also pleased to be transitioning the ownership of ATI to an industry leader with strong customer relationships.”

Teleflex and GE have also entered an agreement that will permit Teleflex to transfer its ownership interest in the remaining ATI business to GE by the end of 2009.

ATI-Singapore started operations in 1998 and has become a leader in the repair of cold section compressor airfoils with industry-leading turnaround time and excellent quality. The facility services all GE commercial aviation, marine and industrial engines, all CFM56 engines as well as Pratt & Whitney and Honeywell components. Located in Loyang Industrial Park, ATI-Singapore has about 535 employees who repair more than two million compressor airfoils a year.

(MORE)

About Teleflex Incorporated
Teleflex (NYSE: TFX) is a diversified company that designs, manufactures and distributes quality engineered products and services for the medical, aerospace and commercial markets worldwide. Teleflex employs approximately 14,200 people worldwide who focus on providing innovative solutions for customers. Additional information about Teleflex can be obtained from the company’s website at www.teleflex.com.

About GE Aviation
GE Aviation, an operating unit of General Electric Company (NYSE: GE), is a world-leading provider of commercial and military jet engines and components as well as integrated digital, electric power, and mechanical systems for aircraft. GE Aviation also has a global service network to support these offerings. For more information, visit us at www.ge.com/aviation.

Additional Notes
Free cash flow is defined as cash flow from operations less capital expenditures and minority interest dividend payments to partners.

Forward-looking information
This press release contains forward-looking statements, including, but not limited to, statements relating to the expected completion date of the sale of ATI-Singapore, expected gain on sale for this transaction and expected debt-to-total capital ratio after applying net proceeds to debt repayment. Actual results could differ materially from those in these forward-looking statements due to, among other things, inability to sell businesses at prices, or within time-periods, anticipated by management; unexpected expenditures in connection with the effectuation of a sale; costs and length of time required to comply with legal requirements applicable to certain aspects of the transaction, unanticipated difficulties in connection with customer reaction to the program; and other factors described in Teleflex’s filings with the Securities and Exchange Commission.

###